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EXHIBIT 10.34

UBIQUITEL INC.
UBIQUITEL OPERATING COMPANY
One West Elm Street, Suite 400
Conshohocken, PA 19428

February 14, 2003

Bruce E. Toll BRU Holding Co., LLC 3103 Philmont Avenue Huntingdon Valley, PA 19006	Peter Lucas CBT Wireless Investments, L.L.C. 1733 H Street, #330-141 Blaine, WA 98230

Joseph N. Walter
516 36th Avenue East
Seattle, WA 98112

Gentlemen:

        Reference is made to the Note Purchase Agreement among UbiquiTel Operating Company ("Company"), UbiquiTel Inc. ("Parent") and BRU Holding Co., LLC, CBT Wireless Investments, L.L.C., Joseph N. Walter and the other Purchasers set forth therein, dated February 14, 2003 ("Note Purchase Agreement"), relating to the Company's Series B Notes and Warrants to purchase shares of Parent's common stock. Capitalized terms used herein and not otherwise defined shall have the meanings attributed to them in the Note Purchase Agreement.

        Because each of you is a director of Parent, the Warrants issued to you provide that they shall not be exercisable unless and until approved by the stockholders of Parent. As you know, we intend to seek such approval at the next annual meeting of stockholders, and to do whatever is permissible and feasible to ensure that approval is obtained.

        If the stockholders do not approve the Warrants issued to you at the next annual meeting of stockholders or at any subsequent meeting of stockholders of Parent on or before September 30, 2003, Parent and the Company agree that (i) the Warrants held by you or your Affiliates will be cancelled and new Warrants to purchase a like number of Shares at an exercise price of $0.29 per share will be issued to you or your Affiliates as of September 30, 2003; and (ii) the interest rate of 14% per annum under the Series B Notes held by you or your Affiliates shall be increased to 15% ("New Interest Rate"), commencing on September 30, 2003, and the Company shall cancel the outstanding Series B Notes held by you or your Affiliates and issue new Series B Notes reflecting the New Interest Rate on such date and shall amend the Accreted Value Schedule to reflect the change to the New Interest Rate effective September 30, 2003.

        This letter supplements the Note Purchase Agreement and the Series B Notes and the Warrants held by you or your Affiliates, and shall not apply to any other Purchaser. A copy of this letter is being provided to each Purchaser. This letter may be agreed to and accepted in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

UBIQUITEL INC. UBIQUITEL OPERATING COMPANY
Donald A. Harris Chairman, Chief Executive Officer and President
AGREED TO AND ACCEPTED
As of February 14, 2003:

Name: Bruce E. Toll Title: Member, BRU Holding Co., LLC
As of February 14, 2003:

Name: Peter Lucas Title: General Manager, CBT Wireless Investments, L.L.C.
As of February 14, 2003:

Joseph N. Walter

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UBIQUITEL INC. UBIQUITEL OPERATING COMPANY One West Elm Street, Suite 400 Conshohocken, PA 19428